Exhibit 99.1

CONTACT:           (206) 622-4191
Ernie Johnson, CEO
Michael Gats, CFO

Cutter & Buck Announces Quarterly and Annual Results

SEATTLE, June 29, 2006. /PR Newswire-FirstCall/ — Cutter & Buck Inc. (Nasdaq: CBUK) today announced results of its fourth quarter and fiscal year ended April 30, 2006.

For the quarter ended April 30, we had the following results:

	2006	2005
In millions, except percentage and per share data
Net Sales	$36.6	$34.9
Gross Profit	$16.8	$16.8
Gross Margin	45.9%	48.0%
Net Income	$2.9	$2.8
Earnings Per Share	$0.27	$0.25

For the year ended April 30, we had the following results:

	2006	2005
In millions, except percentage and per share data
Net Sales	$131.3	$126.6
Gross Profit	$59.7	$60.6
Gross Margin	45.4%	47.9%
Net Income	$6.3	$8.6
Earnings Per Share	$0.57	$0.75

Balance Sheet Summary

	April 30, 2006	April 30, 2005
In millions
Cash and Short-Term Investments*	$20.1	$40.6
Accounts Receivable	$23.0	$21.8
Inventories	$25.7	$25.4
Working Capital*	$61.9	$82.6
Shareholders’ Equity*	$67.0	$87.9

*                    The 2006 balance reflects $14.7 million special dividend paid in November 2005 as well as common stock purchased under the stock repurchase program.

Financial Results and Management Viewpoint

Sales of $36.6 million in the fourth quarter represented an increase of 5.0% over the same period in the prior year, driven by increases in our corporate and consumer direct business units. Net income was $2.9 million, a 1.5% increase over the fourth quarter last year. “The sales increases in the last two quarters of the fiscal year resulted in the company reporting a 3.7% sales increase for the year, our first annual year-over-year increase in sales in five years,” said Ernie Johnson, Chief Executive Officer. “We continue to see positive results from our new products that began shipping in the third quarter and our continued focus on our strategic objectives.”

“Our enhanced CB Classics line and our Spring 2006 fashion line began shipping last November,” said Kaia Akre, President. “The updated Classics line includes a significant number of new styles and women’s companion pieces and our Spring line  focused on technical fabrications, quality, and styling. During the first six months that these products were in the market, every sales channel, other than international licensing, experienced a year-over-year sales increase. Overall, for the six months ended April 30, 2006, company-wide sales increased 14.8% compared to the same six month period last year,” continued Akre.

Fourth quarter sales in the corporate business unit were $15.9 million, a 9.2% increase over the prior year. “We are very pleased with our customers’ response to our upgraded classics line, which accounts for the majority of our corporate sales,” said Akre. “Demand exceeded our initial expectations for the line.”

Golf sales during the fourth quarter were down 2.6% compared to the prior year. “As we described last quarter, we extended our shipping window for fashion product through June, rather than April as we have done in the past. This has allowed us to better meet the needs of many of our customers in terms of the timing of their orders, but has also resulted in some of our sales, that might otherwise have shipped in the fourth quarter, shifting to the first quarter of fiscal 2007,” said Johnson. Golf sales increased 2.1% for the last six months of the fiscal year compared to the last six months of the prior year.

Sales in our specialty retail business unit decreased 11.0% during the fourth quarter. As noted last quarter, we began shipping product earlier to specialty department stores which contributed to a 43.3% increase in sales for this business unit during the third quarter but impacted our fourth quarter sales. Combined, third and fourth quarter sales increased 11.7% over the same period last year in our specialty retail business unit.

Sales in our consumer direct business unit increased approximately $1.0 million during the quarter, primarily related to the consumer catalog that we launched in September 2005. Our fourth quarter sales in our international and licensing business unit, which includes sales to international distributors as well as royalties from international and domestic licensees, increased 11.2% on increased licensing revenue. Sales in our other business unit also increased during the quarter primarily due to increased liquidation sales as we liquidated most of the remaining discontinued classics inventory that was on hand at the end of the third quarter.

Gross margin during the quarter was 45.9%, a 210 basis-point decrease from the previous year, as higher than expected demand for our new classics product necessitated an increase in our use of air freight in order to meet our customers’ requirements. In addition to increased freight costs, we increased our inventory reserves, primarily with respect to our specialty retail inventory that was on-hand at the end of the fiscal year. As noted in previous quarters, we expect our gross margin to continue to be in the 44%-48% range.

Fourth quarter operating expenses of $12.6 million declined $0.9 million, or 6.6%, from the previous year. “While we remain focused on our expenses, we incurred some nonrecurring charges related to state taxes and CEO transition costs during the fourth quarter of the prior year. Excluding those prior year one-time charges, operating expenses were almost flat to last year,” explained Michael Gats, Chief Financial Officer. “However, excluding the incremental costs associated with the consumer catalog in the fourth quarter of the current year, operating expenses were approximately 14% lower.”

In the fourth quarter, pre-tax income was $4.4 million, an increase of 25.8% over the same period in the prior year. “The increase in pretax income was in large part due to the  nonrecurring charges in the fourth quarter of last year,” said Gats. “Last year we also recorded an adjustment to our income tax expense related to state tax liabilities. That reduced our effective income tax rate for the quarter to 19.8% compared to this year’s effective rate of 35.3%,” said Gats. Net income was $2.9 million for the quarter, a 1.5% increase over the prior year.

Our balance sheet remains strong, with cash and investments totaling $20.1 million at the end of the quarter, and no debt. For the quarter, free cash flow (defined as cash provided by operating activities less purchases of fixed assets) was $1.9 million. Accounts receivable averaged 52 days sales outstanding during the quarter compared to 56 days average during the third quarter.

Inventories were $25.7 million at the end of the quarter compared to $25.4 million at April 30, 2005. While our total inventory was up slightly as compared to the prior year, the year-over-year sales increase resulted in a decrease in days inventory from 137 days average during the fourth quarter last year to 123 days average during the fourth quarter this year.

Dividend and Stock Repurchase Programs

Cutter & Buck today announced that its board of directors approved a $0.07 per share quarterly dividend payable on July 28, 2006 to shareholders of record on July 13, 2006.

During the fourth quarter, we repurchased 234,544 shares of our common stock at an average price of $11.90, for a total cost of $2,790,760. Subsequent to the end of the fiscal year, we repurchased an additional 12,585 shares at an average price of $12.14, for a total cost of $152,830. These subsequent repurchases completed the repurchase of $14.2 million of company stock as authorized by the Board of Directors. In total, the company repurchased 1,170,052 shares at an average price of $12.14.

Final Comments

“We are pleased to report an annual sales increase that was driven by our sales in the last six months of the year. Our customers’ response to our new and updated product line remains positive,” said Johnson. “Our ‘Signature Collection’ of refined knit shirts and our enhanced CB ProTec line of performance wear that were introduced as a part of our spring 2007 collection are doing well. While we are beginning to see some positive results and are encouraged by golf’s 2.1% sales increase during the last six months of the fiscal year, we recognize that the turnaround in golf will take time. We are also encouraged by this quarter’s growth in corporate sales and the response to our updated classics line. Our specialty retail business unit performed well during our spring season of November through April and we continue to see improved performance from our consumer catalog, which is still in its first year. Overall, we expect to continue to see moderate sales growth during fiscal year 2007 along with improved earnings,” concluded Johnson.

Conference Call

Cutter & Buck invites investors to listen to a broadcast of the company’s conference call to discuss these matters. The conference call will be broadcast live over the Internet at 11:00 AM Eastern Time, 8:00 AM Pacific Time, June 29, 2006. To listen to the conference call, go to http://www.cutterbuck.com. At the website select “Investor Relations”. The call will be archived shortly after its completion and will be available on the web through August 29, 2006. The call can also be accessed at 1-800-340-5259, ID # 2007727 through August 29, 2006.

Statements made in this news release that are not historical facts are forward-looking statements. Actual results may differ materially from those projected in any forward-looking statements. Specifically, there are a number of important factors that could cause actual results to differ materially from those anticipated by any forward looking statements. Those factors include, but are not limited to the following: our ability to control costs and expenses, including costs associated with the ongoing upgrade of some of our computer systems and our marketing initiatives and costs associated with regulatory compliance; the potential outcome of pending and future audits by various taxing jurisdictions; our ability to maintain our relationships with our sponsored professional golfers;  relations with and performance of suppliers; our ability to carry out successful designs and effectively advertise and communicate with the marketplace and to penetrate chosen distribution channels; our ability to appropriately price our products; the number of  golf rounds played, which may be impacted by severe weather-related disasters and the weather in general; competition; risks related to the timely performance of third parties, such as shipping companies, including risks of strikes or labor disputes involving these third parties; the ability of a concentrated group of shareholders to significantly influence matters requiring shareholder approval; distractions of a governance or proxy challenge which may divert management attention from operations; identifying, attracting and retaining employees, including key management personnel, especially during potentially uncertain times resulting from competing shareholder proposals; political and trade relations; the overall level of consumer spending on apparel; global economic and political conditions, including impacts of increasing oil prices, disease and terrorism and responses thereto, including war. Additional information on these and other factors, which could affect our financial results, are included in our Securities and Exchange Commission filings, including those risk factors disclosed in Item 1A of our Annual Report on Form 10-K. Finally, there may be other factors not mentioned above or included in our SEC filings that may cause actual results to differ materially from any forward-looking statements. You should not place undue reliance on these forward-looking statements. We assume no obligation to update any forward-looking statements as a result of new information, future events, or developments, except as may be required by securities laws.

About Cutter & Buck

Cutter & Buck designs and markets upscale sportswear under the Cutter & Buck brand name. The company sells its products primarily to golf and specialty retailers, corporations and international distributors and licensees. We also sell directly to end consumers through catalog and internet channels. Cutter & Buck products feature distinctive, comfortable designs, high quality materials and manufacturing, and rich detailing.

Cutter & Buck
Table A
Condensed Consolidated Income Statements
(unaudited, unless otherwise stated)

	Three Months Ended		Year Ended
	April 30,	April 30,	April 30,	April 30,
	2006	2005	2006	2005
				(audited)
(In thousands, except per share amounts)
Net sales	$36,641	$34,903	$131,298	$126,560
Cost of sales	19,813	18,136	71,632	65,954
Gross profit	16,828	16,767	59,666	60,606
Operating expenses
Selling, general & administrative	11,956	12,767	48,874	45,397
Depreciation	632	631	2,821	2,767
Restatement expenses	—	78	(648)	368
Total operating expenses	12,588	13,476	51,047	48,532
Operating income	4,240	3,291	8,619	12,074

Net interest income	205	242	1,161	678
Income from continuing operations before taxes	4,445	3,533	9,780	12,752
Income tax expense	1,570	700	3,431	4,138
Net income	$2,875	$2,833	$6,349	$8,614

Basic earnings per share	$0.27	$0.25	$0.58	$0.79
Shares used in computation of basic earnings per share	10,563	11,167	10,909	10,923

Diluted earnings per share	$0.27	$0.25	$0.57	$0.75
Shares used in computation of diluted earnings per share	10,846	11,561	11,172	11,436

Table B: Summary of Net Sales by Business Unit:

Quarter Ending April 30,

	2006	2005	$change	% change
(In thousands, except percentages)
Corporate	$15,934	$14,595	$1,339	9.2%
Golf	11,232	11,529	(297)	(2.6)%
Specialty Retail	5,063	5,691	(628)	(11.0)%
Consumer Direct	1,543	577	966	167.8%
International	955	857	98	11.2%
Other	1,914	1,654	260	15.7%
Total	$36,641	$34,903	$1,738	5.0%

Fiscal Year Ending April 30,

	2006	2005	$change	% change
(In thousands, except percentages)
Corporate	$58,219	$56,874	$1,345	2.4%
Golf	31,453	34,753	(3,300)	(9.5)%
Specialty Retail	25,285	23,453	1,832	7.8%
Consumer Direct	5,586	2,041	3,545	173.7%
International	3,263	3,130	133	4.2%
Other	7,492	6,309	1,183	18.8%
Total	$131,298	$126,560	$4,738	3.7%

Table C
Condensed Consolidated Balance Sheets
(unaudited, unless otherwise stated)

	April 30, 2006	April 30, 2005
(In thousands)		(audited)
Assets
Current Assets:
Cash and cash equivalents	7,808	$11,752
Short-term investments	12,314	28,831
Accounts receivable	22,993	21,814
Inventories	25,659	25,398
Income tax receivable	88	919
Other current assets	4,694	4,729
Total current assets	73,556	93,443
Furniture and equipment, net	6,428	6,734
Other assets	1,709	1,779
Total assets	$81,693	$101,956

Liabilities and Shareholders’ Equity
Current Liabilities:
Accounts payable	$5,767	$3,077
Accrued liabilities	5,934	7,742
Total current liabilities	11,701	10,819
Long-term liabilities	3,006	3,262
Total shareholders’ equity	66,986	87,875
Total liabilities and shareholders’ equity	81,693	101,956

Table D
Condensed Consolidated Statements of Cash Flows
(unaudited, unless otherwise stated)

	Three Months Ended		Year Ended
	April 30,		April 30,
	2006	2005	2006	2005
(in thousands)
Operating activities:
Net income	$2,875	$2,833	$6,349	$8,614
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	645	645	2,875	2,904
Deferred income taxes	35	389	320	365
Tax benefit on exercise of stock options	88	596	282	1,459
Amortization of deferred compensation	(7)	24	65	35
Loss on fixed asset disposal	8	—	71	—
Changes in assets and liabilities:
Accounts receivable, net	(4,416)	(8,788)	(1,179)	1,003
Inventories, net	2,096	3,532	(261)	(3,460)
Income tax receivable	721	(545)	831	(2,136)
Prepaid expenses and other assets	565	947	(215)	75
Accounts payable, accrued liabilities and other liabilities	(12)	(820)	737	(76)
Net cash provided by (used in) operating activities	2,598	(1,187)	9,875	8,783

Investing activities:
Purchases of furniture and equipment	(736)	(971)	(2,640)	(3,348)
Purchases of short-term investments	(10,508)	(26,845)	(59,406)	(91,023)
Maturities of short-term investments	13,816	23,854	75,923	80,144
Net cash provided by (used in) investing activities	2,572	(3,962)	13,877	(14,227)

Financing activities:
Issuance of common stock	162	569	852	3,643
Payment of dividends	(739)	(787)	(17,714)	(2,856)
Repurchases of common stock	(2,791)	(720)	(10,723)	(2,749)
Principal payments under capital lease obligations	—	(74)	(111)	(557)
Net cash used in financing activities	(3,368)	(1,012)	(27,696)	(2,519)

Net increase (decrease) in cash and cash equivalents	1,802	(6,161)	(3,944)	(7,963)
Cash and cash equivalents, beginning of period	6,006	17,913	11,752	19,715
Cash and cash equivalents, end of period	$7,808	$11,752	$7,808	$11,752